Calculation of Filing Fee Tables
S-8
DMC Global Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.05 per share	Other		$ 7.17	$ 5,015,500.00	0.0001381	$ 692.65
Total Offering Amounts:						$ 5,015,500.00		$ 692.65
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 692.65
Offering Note
[1]	Note 1a. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (this "Registration Statement") shall be deemed to cover any additional securities that may from time to time be offered or issued under the DMC Global Inc. 2025 Omnibus Incentive Plan (As Amended and Restated Effective May 13, 2026) (the "Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions. Note 1b. Represents and aggregate of 700,000 shares of Common Stock that may become issuable under the Plan pursuant to its terms. Note 1c. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Global Select Market on May 7, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources